news                                                           UNIT CORPORATION
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                                 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7714


                               Contact:     Larry D. Pinkston
                                            President, Treasurer
                                              and Chief Financial Officer
                                            (918) 493-7700


For Immediate Release...
October 27, 2003



               UNIT CORPORATION ANNOUNCES ELECTION OF NEW DIRECTOR

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its Board of Directors has elected Mr. Mark E. Monroe to the Company's Board of Directors. Mr. Monroe recently served as the President, Chief Executive Officer and a director of Louis Dreyfus Natural Gas Corp. until that company was sold in 2001. He currently serves as a member of the Board of Directors for Continental Resources, Inc. He has served as President of the Oklahoma Independent Petroleum Association, on the Board of the Independent Petroleum Association of America, and as a member of the Domestic Petroleum Council and the National Petroleum Council.

     Mr. Monroe holds a Bachelor's degree in Business Administration from the University of Texas and is a Certified Public Accountant.

     John G. Nikkel, Chief Executive Officer and Chairman of the Board of Unit Corporation said, "Mr. Monroe's experience and expertise will be a significant asset to Unit. We look forward to his presence and contribution to our company."


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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.